Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

SERIES A-1 CONVERTIBLE PREFERRED STOCK,

SERIES A-2 CONVERTIBLE PREFERRED STOCK,

SERIES A-3 CONVERTIBLE PREFERRED STOCK,

SERIES A-4 CONVERTIBLE PREFERRED STOCK,

SERIES A-5 CONVERTIBLE PREFERRED STOCK,

and

SERIES A-6 CONVERTIBLE PREFERRED STOCK

OF

MPM ACQUISITION CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned corporation submits the following statement for the purpose of establishing and designating several series of shares and fixing and determining the relative rights and preferences thereof:

1.             The name of the Corporation is MPM ACQUISITION CORP., a Delaware corporation (the “Corporation”).

2.             The Corporation’s Board of Directors (the “Board of Directors”) duly adopted the following resolution by Unanimous Written Consent of the Board of Directors dated May 16, 2011:

WHEREAS, the Corporation’s directors have reviewed and approved the Certificate of Designations (“Certificate of Designations”), attached hereto and incorporated herein by reference, delineating the number of shares, the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange, dividend or other special rights and qualifications, limitations or restrictions of several series of Preferred Stock to be issued by the Corporation and designated as Series A-1 Convertible Preferred Stock, par value $.0001 per share (the “Series A-1 Stock”), Series A-2 Convertible Preferred Stock, par value $.0001 per share (the “Series A-2 Stock”), Series A-3 Convertible Preferred Stock, par value $.0001 per share, (the “Series A-3 Stock” and together with the Series A-1 Stock and Series A-2 Stock, the “Participating Preferred Stock”), Series A-4 Convertible Preferred Stock, par value $.0001 per share (the “Series A-4 Stock”), Series A-5 Convertible Preferred Stock, par value $.0001 per share (the “Series A-5 Stock”) and Series A-6 Convertible Preferred Stock, par value $.0001 per share (the “Series A-6 Stock”, and together with the Series A-1 Stock, the Series A-2 Stock, the Series A-3 Stock, the Series A-4 Stock and the Series A-5 Stock, the “Preferred Stock”); now, therefore, be it

RESOLVED, that the President or any Vice President of the Corporation, individually or collectively, be, and such officers hereby are, authorized and directed to execute, acknowledge, attest, record and file with the Secretary of State of the State of Delaware the Certificate of Designation in accordance with the Delaware General Corporation Law and to take all other actions that such officers deem necessary to effectuate this Certificate of Designations.

1.   Designation and Amount.  The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Corporation’s Preferred Stock shall be as set forth herein. The number of authorized shares of the Series A-1 Stock is One Million (1,000,000), the number of authorized shares of the Series A-2 Stock is Nine Hundred Eighty-three Thousand Two Hundred Thirteen (983,213), the number of authorized shares of the Series A-3 Stock is One Hundred Forty-two Thousand Two Hundred Thirty (142,230), the number of authorized shares of the Series A-4 Stock is Four Thousand (4,000), the number of authorized shares of the Series A-5 Stock is Seven Thousand (7,000) and the number of authorized shares of the Series A-6 Stock is Eight Hundred Thousand (800,000).

2.   Ranking.  As to dividends (other than with respect to the payment of the Series A-5 Accruing Dividend which shall rank senior in payment to any other dividends payable on any and all series of Preferred Stock) and upon Liquidation (as defined in Section 4(b) hereof) or an Event of Sale (as defined in Section 5 hereof), each share of Series A-1 Stock shall rank equally with each other share of Series A-1 Stock and senior to all shares of Series A-2 Stock, Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock and senior to all shares of Common Stock and all other classes or series of stock not authorized by this Certificate as of the Effective Time, except as otherwise approved by the affirmative vote or consent of the holders of shares of Series A-1 Stock, Series A-2 Stock and/or Series A-3 Stock representing at least 70% of the voting power of the shares of Series A-1 Stock, Series A-2 Stock and Series A-3 Stock then outstanding (the “Senior Majority”); each share of Series A-2 Stock shall rank equally with each other share of Series A-2 Stock and senior to all shares of Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock and senior to all shares of Common Stock and all other classes or series of stock not authorized by this Certificate as of the Effective Time, except as otherwise approved by the affirmative vote or consent of the Senior Majority; each share of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock shall rank equally with each other share of Series A-3 Stock, Series A-5 and Series A-6 Stock and senior to all shares of Series A-4 Stock and shares of Common Stock and all other classes or series of stock not authorized by this Certificate as of the Effective Time, except as otherwise approved by the affirmative vote or consent of the Senior Majority. Each share of Series A-4 Stock, shall rank equally with each other share of Series A-4 Stock and senior to all shares of Common Stock and all other classes or series of stock not authorized by this Certificate as of the Effective Time, except as otherwise approved by the affirmative vote or consent of the Senior Majority.

3.   Dividend Provisions.

(a)           Series A-1 Stock.  The holders of shares of Series A-1 Stock shall be entitled to receive a per share dividend at the rate of 8% of the Series A-1 Original Purchase Price (as defined in Section 8 hereof) per annum, compounding annually (the “Series A-1 Accruing Dividend”), and which will accrue on a quarterly basis commencing on the date of issuance of such share of Series A-1 Stock. The holders of Series A-1 Stock shall be entitled to receive dividends prior in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on the Series A-2 Stock, Series A-3 Stock, Series A-4 Stock, Series A-5 Stock, Series A-6 Stock and Common Stock, but not with respect to the payment of the Series A-5

Special Accruing Dividend, as set forth in Section 3(d) below, which shall rank senior in payment to any dividends payable with respect to the Series A-1 Stock.  Any dividends with respect to the Series A-1 Stock shall be payable, at the sole discretion of the Board of Directors, in cash or the issuance of that number of shares of Common Stock equal to the quotient obtained by dividing (x) the amount of such accrued and unpaid dividends thereon by (y) the Current Market Price of a share of Common Stock, when as and if declared or paid by the Board of Directors and, as accrued, on any Liquidation (as defined in Section 4(b) hereof) or Event of Sale (as defined in Section 5 hereof). Dividends with respect to the Series A-1 Stock shall be payable in shares of Common Stock (calculated based upon the then effective Series A-1 Conversion Price), as accrued, upon the conversion of the Series A-1 Stock into Common Stock.  Whenever any dividend may be declared or paid on any share of Series A-1 Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series A-1 Stock then outstanding, so that all outstanding shares of Series A-1 Stock will participate equally with each other and ratably per share (calculated as provided in Section 3(f) hereof).  Whenever any dividend or other distribution, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series A-1 Stock then outstanding so that all outstanding shares of Series A-1 Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section 3(e) hereof); or (ii) any shares of any other series of Preferred Stock (other than the Series A-2 Accruing Dividend, the Series A-3 Accruing Dividend, and the Series A-5 Special Accruing Dividend (as defined in Section 3(d) hereof)), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate upon each share of the Series A-1 Stock then outstanding so that all outstanding shares of Series A-1 Stock will participate in such dividend ratably with such shares of such other series of Preferred Stock (based on the number of shares of Common Stock into which each share of Series A-1 Stock and each share of such other series of Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, of such other series of Preferred Stock as compared with the Series A-1 Stock then outstanding).

(b)           Series A-2 Stock.  The holders of shares of Series A-2 Stock shall be entitled to receive a per share dividend at the rate of 8% of the Series A-2 Original Purchase Price (as defined in Section 8 hereof) per annum, compounding annually (the “Series A-2 Accruing Dividend”), and which will accrue on a quarterly basis commencing on the date of issuance of such share of Series A-2 Stock. The holders of Series A-2 Stock shall be entitled to receive dividends prior in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on the Series A-3 Stock, Series A-4 Stock, Series A-5 Stock, Series A-6 Stock and Common Stock, but not with respect to the payment of the Series A-5 Special Accruing Dividend, as set forth below in Section 3(d) below, which shall rank senior in payment to any dividends payable with respect to the Series A-2 Stock.  Any dividends with respect to the Series A-2 Stock shall be payable, at the sole discretion of the Board of Directors, in cash or the issuance of that number of shares of Common Stock equal to the quotient obtained by dividing (x) the amount of such accrued and unpaid dividends thereon by (y) the then fair market value of a share of Common Stock, when as and if declared or paid by the Board of Directors and, as accrued, on any Liquidation or Event of Sale. Dividends with respect to the Series A-2 Stock shall be payable in shares of Common Stock (calculated based upon the then effective Series A-2 Conversion Price), as accrued, upon the conversion of the Series A-2 Stock into Common Stock.  Whenever any dividend may be declared or paid on any share of Series A-2 Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series A-2 Stock then outstanding, so that all outstanding shares of Series A-2 Stock will participate equally with each other and ratably per share (calculated as provided in Section 3(f) hereof).  Whenever any dividend or other distribution, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series A-2 Stock then outstanding so that all outstanding shares of Series A-2 Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section 3(d) hereof); or (ii) any shares of any other series of Preferred Stock (other than the Series A-1 Accruing Dividend, the Series A-3 Accruing Dividend and the Series A-5 Special Accruing Dividend), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate upon each share of the Series A-2 Stock then outstanding so that all outstanding shares of Series A-2 Stock will participate in such dividend ratably with such shares of such other series of Preferred Stock (based on the number of shares of Common Stock into which each share of Series A-2 Stock and each share of such other series of Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, of such other series of Preferred Stock as compared with the Series A-2 Stock then outstanding).

(c)           Series A-3 Stock.  The holders of shares of Series A-3 Stock shall be entitled to receive a per share dividend at the rate of 8% of the Series A-3 Original Purchase Price (as defined in Section 8 hereof) per annum, compounding annually (the “Series A-3 Accruing Dividend”), and which will accrue on a quarterly basis commencing on the date of issuance of such share of Series A-3 Stock. The holders of Series A-3 Stock shall be entitled to receive dividends prior in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on the Series A-4 Stock, Series A-5 Stock, Series A-6 Stock and Common Stock, but not with respect to the payment of the Series A-5 Special Accruing Dividend as set forth below in Section 3(d) below, which shall rank senior in payment to any dividends payable with respect to the Series A-3 Stock.  Any dividends with respect to the Series A-3 Stock shall be payable, at the sole discretion of the Board of Directors, in cash or the issuance of that number of shares of Common Stock equal to the quotient obtained by dividing (x) amount of such accrued and unpaid dividends thereon by (y) the then fair market value of a share of Common Stock, when as and if declared or paid by the Board of Directors and, as accrued, on any Liquidation) or Event of Sale. Dividends with respect to the Series A-3 Stock shall be payable in shares of Common Stock (calculated based upon the then effective Series A-3 Conversion Price), as accrued, upon the conversion of the Series A-3 Stock into Common Stock.  Whenever any dividend may be declared or paid on any share of Series A-3 Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series A-3 Stock then outstanding, so that all outstanding shares of Series A-3 Stock will participate equally with each other and ratably per share (calculated as provided in Section 3(f) hereof).  Whenever any dividend or other distribution, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series A-3 Stock then outstanding so that all outstanding shares of Series A-3 Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section 3(f) hereof); or (ii) any shares of any other series of Preferred Stock (other than the Series A-1 Accruing Dividend, the Series A-2 Accruing Dividend and the Series A-5 Special Accruing Dividend), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate upon each share of the Series A-3 Stock then outstanding so that all outstanding shares of Series A-3 Stock will participate in such dividend ratably with such shares of such other series of Preferred Stock (based on the number of shares of Common Stock into which each share of Series A-3 Stock and each share of such other series of Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, of such other series of Preferred Stock as compared with the Series A-3 Stock then outstanding).

(d)           Series A-5 Stock.  Without regard to the payment of the required dividends to the holders of Series A-1 Stock, Series A-2 Stock and Series A-3 Stock in accordance with Section 3(a), (b) and (c), respectively, above, the holders of shares of the Series A-5 Stock shall be entitled to receive a per share dividend (the “Series A-5 Special Accruing Dividend”) that shall accrue and be paid in the form of Series A-6 Stock or other securities subject to and in accordance with the provisions of that certain Stock Issuance Agreement to which the Corporation and Nordic Bioscience Clinical Development VII A/S are party dated March 29, 2011 (the “Stock Issuance Agreement”). Whenever any dividend may be declared or paid on any shares of Series A-5 Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series A-5 Stock then outstanding, so that all outstanding shares of Series A-5 Stock will participate equally with each other and ratably per share (calculated as provided in Section 3(f) hereof).  Whenever any dividend or other distribution, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation) may be declared or paid on (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series A-5 Stock then outstanding so that all outstanding shares of Series A-5 Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section 3(f) hereof); or (ii) any shares of any other series of Preferred Stock (other than the Series A-1 Accruing Dividend, the Series A-2 Accruing Dividend and the Series A-3 Accruing Dividend), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate upon each share of the Series A-5 Stock then outstanding so that all outstanding shares of Series A-5 Stock will participate in such dividend ratably with such shares of such other series of Preferred Stock (based on the number of shares of Common Stock into which each share of Series A-5 Stock and each share of such other series of Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, of such other series of Preferred Stock as compared with the Series A-5 Stock then outstanding).

(e)           Series A-4 Stock and Series A-6 Stock.  Following payment in full of required dividends to the holders of Series A-1 Stock, Series A-2 Stock, Series A-3 and Series A-5 Stock or any other class or series of capital stock that is senior to or on parity with the any such series of Preferred Stock as to dividends, in accordance with Sections 3(a), (b), (c) or (d) above or any other section of this Certificate as in effect from time to time, the holders of shares of the

Series A-4 Stock and Series A-6 Stock shall be entitled to receive, when, if and as declared by the Board of Directors, dividends on any shares of Series A-4 Stock or Series A-6 Stock, as the case may be, out of funds legally available for that purpose, at a rate to be determined by the Board of Directors if and when they may so declare any dividend on the Series A-4 Stock or A-6 Stock, as the case may be.  Whenever any dividend may be declared or paid on any shares of Series A-4 Stock or Series A-6 Stock, as applicable, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Series A-4 Stock or the Series A-6 Stock, as applicable, then outstanding, so that all outstanding shares of Series A-4 Stock or Series A-6 Stock, as applicable, will participate equally with each other and ratably per share (calculated as provided in Section 3(f) hereof).  Whenever any dividend or other distribution, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on: (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Series A-4 Stock and Series A-6 Stock then outstanding so that all outstanding shares of Series A-4 Stock and Series A-6 Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section 3(f) hereof); or (ii) any shares of any other series of Preferred Stock (other than the Series A-1 Accruing Dividend, the Series A-2 Accruing Dividend, the Series A-3 Accruing Dividend and the Series A-5 Special Accruing Dividend), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate upon each share of the Series A-4 Stock and Series A-6 Stock then outstanding so that all outstanding shares of Series A-4 Stock and Series A-6 Stock will participate in such dividend ratably with such shares of such other series of Preferred Stock (based on the number of shares of Common Stock into which each share of Series A-4 Stock and Series A-6 Stock and each share of such other series of Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, of such other series of Preferred Stock as compared with the Series A-4 Stock and Series A-6 Stock then outstanding).

(f)            In connection with any dividend declared or paid hereunder, each share of Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded up to the nearest one-tenth of a share.  No fractional shares of capital stock shall be issued as a dividend hereunder. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the fair market value thereof on the last Business Day (as defined in Section 8 hereof) immediately preceding the date for payment of dividends as determined by the Board of Directors in good faith.

4.   Liquidation Rights.

(a)           As to rights upon any Liquidation (as defined in Section 4(b) hereof) or an Event of Sale (as defined in Section 5 hereof), each share of Series A-1 Stock shall rank equally with each other share of Series A-1 Stock and senior to all shares of Series A-2 Stock, Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock; each share of Series A-2 Stock shall rank equally with each other share of Series A-2 Stock and senior to all shares of Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock; each share of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock shall rank equally with each other share of Series A-3 Stock, Series A-5 and Series A-6 Stock and senior to all shares of Series A-4 Stock and shares of Common Stock and all other classes or series of stock not authorized by this Certificate as of the

Effective Time, except as otherwise approved by the affirmative vote or consent of the Senior Majority. Each share of Series A-4 Stock, shall rank equally with each other share of Series A-4 Stock and senior to all shares of Common Stock and all other classes or series of stock not authorized by this Certificate as of the Effective Time, except as otherwise approved by the affirmative vote or consent of the Senior Majority.

(b)           In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”): (i) the holders of shares of Series A-1 Stock then outstanding (the “Series A-1 Stockholders”) shall be entitled to receive, ratably with each other, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Series A-2 Stock then outstanding (the “Series A-2 Stockholders”), Series A-3 Stock then outstanding (the “Series A-3 Stockholders”), Series A-4 Stock then outstanding (the “Series A-4 Stockholders”), Series A-5 Stock then outstanding (the “Series A-5 Stockholders”)  or Series A-6 Stock then outstanding (the “Series A-6 Stockholders” and collectively with the Series A-1 Stockholders, Series A-2 Stockholders, Series A-3 Stockholders, Series A-4 Stockholders and the Series A-5 Stockholders, the “Preferred Stockholders”), or the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A-1 Stock, an amount per share equal to the Series A-1 Original Purchase Price (as defined in Section 8 hereof), plus an amount equal to any declared or accrued but unpaid dividends thereon, calculated pursuant to Section 3(a) hereof; and (ii) after the distribution to the Series A-1 Stockholders, and any other class or series of capital stock that is senior to the Series A-2 Stock as to Liquidation, of the full amount to which they are entitled to receive pursuant to this Section 4(b) or any other section of this Certificate as in effect from time to time, the Series A-2 Stockholders, shall be entitled to receive, ratably with each other, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the Series A-3 Stockholders, the Series A-4 Stockholders, the Series A-5 Stockholders or the Series A-6 Stockholders, or the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A-2 Stock, an amount per share equal to the Series A-2 Original Purchase Price (as defined in Section 8 hereof), plus an amount equal to any declared or accrued but unpaid dividends thereon, calculated pursuant to Section 3(b) hereof; (iii) after the distribution to the Series A-1 Stockholders, the Series A-2 Stockholders and holders of any other class or series of capital stock that is senior to the Series A-3 Stock as to Liquidation, of the full amount to which they are entitled to receive pursuant to this Section 4(b) or any other section of this Certificate as in effect from time to time, the Series A-3 Stockholders, the Series A-5 Stockholders, and the Series A-6 Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the Series A-4 Stockholders or the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A-3 Stock, Series A-5, or Series A-6 Stock an amount per share equal to the Series A-3 Original Purchase Price (as defined in Section 8 hereof), Series A-5 Original Purchase Price (as defined in Section 8 hereof) or Series A-6 Original Purchase Price (as defined in Section 8 hereof), respectively, plus an amount equal to any declared or accrued but unpaid dividends thereon, calculated pursuant to Section 3 hereof; and (iv) after the distribution to the Series A-1 Stockholders, the Series A-2 Stockholders, the Series A-3 Stockholders, the Series A-5 Stockholders, the Series A-6 Stockholders and holders of any other class or series of capital stock that is senior to the Series A-4 Stock as to Liquidation, of the full amount to which they are entitled to receive pursuant to this Section 4(b) or any other section of this Certificate as in effect from time to time, the Series A-4 Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A-4 Stock an amount per share equal to the Series A-4 Original Purchase Price (as defined in Section 8 hereof), plus an amount equal to any declared or accrued but unpaid dividends thereon, calculated pursuant to Section 3 hereof. Notwithstanding the foregoing or anything else expressed or implied herein, the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 25, 2011 by and among the Corporation, Radius Health, Inc. and RHI Merger Corp. (the “Merger Agreement”) shall not be “Liquidation” for purposes of this Certificate of Designations.

(c)           If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A-1 Stockholders the full amount to which each of them shall be entitled pursuant to Section 4(b) above, then the Series A-1 Stockholders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares of Series A-1 Stock held upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d)           If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A-2 Stockholders the full amount to which each of them shall be entitled pursuant to Section 4(b) above and to pay to the holders of any other class or series of capital stock that is on a parity with the Series A-2 Stock upon Liquidation the full amount to which each of such holders shall be entitled pursuant to Section 4(b) or any other section of this Certificate as in effect from time to time, then the Series A-2 Stockholders and such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares of Series A-2 Stock and the shares of such other class or series of capital stock held upon such distribution if all amounts payable on or with respect to< all of> such shares were paid in full.

(e)           If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A-3 Stockholders, the Series A-5 Stockholders and the Series A-6 Stockholders the full amount to which each of them shall be entitled pursuant to Section 4(b) above and to pay to the holders of any other class or series of capital stock that is on a parity with the Series A-3, Series A-5 Stock and the Series A-6 Stock upon Liquidation the full amount to which each of such holders shall be entitled pursuant to Section 4(b) or any other section of this Certificate as in effect from time to time, then the Series A-3 Stockholders, the Series A-5 Stockholders, the Series A-6 Stockholders and such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock and the shares of such other class or series of capital stock, as the case may be, held upon such distribution if all amounts payable on or with respect to all of such shares were paid in full.

(f)            If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A-4 Stockholders the full amount to which each of them shall be entitled pursuant to Section 4(b) above and to pay to the holders of any other class or series of capital stock that is on a parity with the Series A-4 Stock upon Liquidation the full amount to which each of such holders shall be entitled pursuant to Section B.4(b) or any other section of this Certificate as in effect from time to time, then the Series A-4 Stockholders and such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable to them in respect of the shares of Series A-4 Stock and the shares of such other class or series of capital stock held upon such distribution if all amounts payable on or with respect to all of such shares were paid in full.

(g)           In the event of any Liquidation, after payment shall have been made to the Preferred Stockholders of the full amount to which they shall be entitled pursuant to Section 4(b) and to the holders of any class or series of capital stock that is senior to or on parity with the Preferred Stock, or any series, thereof, as in effect from time to time, the holders of each other class or series of capital stock (other than Common Stock) ranking on Liquidation junior to the Preferred Stock, but senior to the Common Stock, as a class, shall be entitled to receive an amount equal (and in like kind) to the aggregate preferential amount fixed for each such junior class or series of capital stock.  If, upon any Liquidation, after payment shall have been made to the Preferred Stockholders of the full amount to which they shall be entitled pursuant to Section 4(b), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay a class or series of capital stock (other than the Common Stock) junior to the Preferred Stock the full amount to which they shall be entitled pursuant to the preceding sentence, the holders of such other class or series of capital stock shall share ratably, based upon the number of then outstanding shares of such other class or series of capital stock, in any remaining distribution of assets according to the respective preferential amounts fixed for such junior class or series of capital stock or which would be payable to them in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(h)           In the event of any Liquidation, after payments shall have been made first to the Preferred Stockholders and to the holders of any class or series of capital stock that is senior to or on parity with the Preferred Stock, or any series thereof, as in effect from time to time, and to the holders of class or series of capital stock that is junior to or on parity with the Preferred Stock but senior to the Common Stock, of the full amount to which they each shall be entitled as aforesaid, the holders of Common Stock, as a class, shall be entitled to share ratably with the holders of Participating Preferred Stock as provided in the last sentence in this Section 4(h)) in all remaining assets of the Corporation legally available for distribution to its stockholders.  For purposes of calculating the amount of any payment to be paid upon any such Liquidation pursuant to the participation feature described in this Section 4(h), each share of such Participating Preferred Stock shall be deemed to be that number of shares (including fractional shares and any shares attributable to the payment of accrued and unpaid dividends upon conversion of such Participating Preferred Stock pursuant to Section 7(b)) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

(i)            (i) In the event of and simultaneously with the closing of an Event of Sale, the Corporation shall, unless waived by the Senior Majority or otherwise prevented by law, redeem all of the shares of Preferred Stock then outstanding for a cash amount per share determined as set forth in Sections Section 4(a) through (h) hereof (the “Special Liquidation Price,” said redemption being referred to herein as a “Special Liquidation”).  In the event the Event of Sale involves consideration that does not consist of cash, then the Special Liquidation Price may be paid with such consideration having a value equal to the Special Liquidation Price.  To the extent there is any cash consideration in connection with an Event of Sale, at the option of the Senior Majority, the cash consideration will first (i) be applied to satisfy the Special Liquidation Price payable to the Series A-1 Stockholders and to the holders of any other class or series of capital stock that is senior to or on parity with the Series A-1 Stock as to Liquidation; and then (ii) be applied to satisfy the Special Liquidation Price payable to the holders of Series A-2 Stock and to the holders of any other class or series of capital stock that is junior to the Series A-1 Stock but senior to or on parity with the Series A-2 Stock as to Liquidation; and then (iii) be applied to satisfy the Special Liquidation Price payable to holders of Series A-3 Stock, Series A-5 Stock, Series A-6 Stock and any other class or series of capital stock that is junior to the Series A-2 Stock but senior to or on parity with the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock as to Liquidation (in relative proportion to the full liquidation preference the Series A-3 Stockholders, Series A-5 Stockholders, Series A-6 Stockholders and the holders of such other class or series of capital stock would have received had there been sufficient cash consideration to have paid their liquidation preference in full) and then (iv) be applied to satisfy the Special Liquidation Price payable to the holders of Series A-4 Stock and to the holders of any other class or series of capital stock that is junior to the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock but senior to or on parity with the Series A-4 Stock, in all cases, prior to the payment thereof to any other stockholders of the Corporation.  For all purposes of this Section 4(i), the Special Liquidation Price shall be equal to that amount per share which would be received by each Preferred Stockholder if, in connection with an Event of Sale, all the consideration paid in exchange for the assets or the shares of capital stock (as the case may be) of the Corporation were actually paid to and received by the Corporation and the Corporation were immediately thereafter liquidated and its assets distributed pursuant to Sections 4(a) through (h) hereof.  To the extent that one or more redemptions (as described in Section 5 hereof) and/or Special Liquidations are occurring concurrently, the Special Liquidation under this Section 4(i) shall be deemed to occur first.  The date upon which the Special Liquidation shall occur is sometimes referred to herein as the “Special Liquidation Date”.

(ii)           In the absence of an applicable waiver pursuant to Section 4(i) above, at any time on or after the Special Liquidation Date, a Preferred Stockholder shall be entitled to receive the Special Liquidation Price for each such share of Preferred Stock owned by such holder.  Subject to the provisions of Section 4(i)(iii) hereof, payment of the Special Liquidation Price will be made to each such holder upon actual delivery to the Corporation or its transfer agent of the certificate of such holder representing such shares of Preferred Stock, as the case may be, or an affidavit of loss as to the same.

(iii)          If on the Special Liquidation Date less than all the shares of Preferred Stock then outstanding may be legally redeemed by the Corporation, the Special Liquidation shall be made first as to the Series A-1 Stock (and any other class or series of capital stock that is senior to or on parity with the Series A-1 Stock as to Liquidation), pro rata with respect to such Series A-1 Stock (or such other class or series of capital stock that is senior to or on parity with the Series A-1 Stock as to Liquidation) based upon the number of outstanding shares of Series A-1 Stock (or such other class or series of capital stock that is senior to or on parity with the Series A-1 Stock as to Liquidation) then owned by each such holder thereof until such holders are satisfied in full, and then to the Series A-2 Stock (and any other class or series of capital stock that is junior to the Series A-1 Stock but senior to or on parity with the Series A-2 Stock as to Liquidation), pro rata with respect to such Series A-2 Stock (or such other class or series of capital stock that is junior to the Series A-1 Stock but senior to or on parity with the

Series A-2 Stock as to Liquidation) based upon the number of outstanding shares of Series A-2 Stock (or such other class or series of capital stock that is junior to the Series A-1 Stock but senior to or on parity with the Series A-2 Stock as to Liquidation) then owned by each such holder thereof until such holders are satisfied in full, and then to the holders of the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock pro rata with respect to such Series A-3, Stock Series A-5 Stock and Series A-6 Stock (and any other class or series of capital stock that is junior to the Series A-2 Stock but senior to or on parity with the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock as to Liquidation), based upon the number of outstanding shares of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock <(or such other class or series of capital stock that is junior to the Series A-2 Stock but senior to or on parity with the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock as to Liquidation) then owned by each holder thereof, and then to the Series A-4 Stock (and any other class or series of capital stock that is junior to the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock but senior to or on parity with the Series A-4 Stock as to Liquidation), pro rata with respect to such Series A-4 Stock (or such other class or series of capital stock that is senior to or on parity with the Series A-4 Stock as to Liquidation) based upon the number of outstanding shares of Series A-4 Stock (or such other class or series of capital stock that is that is junior to the Series A-3 Stock, Series A-5 Stock and Series A-6 Stock but senior to or on parity with the Series A-4 Stock as to Liquidation) then owned by each such holder thereof until such holders are satisfied in full.

(iv)          On and after any Special Liquidation Date, all rights in respect of the shares of Preferred Stock to be redeemed shall cease and terminate except the right to receive the applicable Special Liquidation Price as provided herein, and such shares of Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Preferred Stock have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Special Liquidation Price with respect to any Preferred Stock, the rights of the holder(s) thereof with respect to such shares of Preferred Stock shall continue until the Corporation cures such default.

(v)           Anything contained herein to the contrary notwithstanding, all or any of the provisions of this Section 4(i) may be waived by the Senior Majority, by delivery of written notice of waiver to the Corporation prior to the closing of any Event of Sale.

(vi)          Any notice required to be given to the holders of shares of Preferred Stock pursuant to Section 7(g) hereof in connection with an Event of Sale shall include a statement by the Corporation of (A) the Special Liquidation Price which each Preferred Stockholder shall be entitled to receive upon the occurrence of a Special Liquidation under this Section 4(i) and (B) the extent to which the Corporation will, if at all, be legally prohibited from paying each holder of Preferred Stock the Special Liquidation Price.

5.   Definition of “Event of Sale”.  For purposes of this Certificate of Designations, an “Event of Sale” shall mean: (A) the sale by the stockholders of voting control of the Corporation, (B) the merger, consolidation or reorganization with or into any other corporation, entity or person or any other corporate reorganization, in which (I) the capital stock of the Corporation immediately prior to such merger, consolidation or reorganization represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such merger, consolidation or reorganization or (II) the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) has a class of securities that is (or has been within 90 days prior to such transaction) tradeable on any public market or exchange or (C) the sale, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Corporation in a single transaction or series of related transactions. Notwithstanding the foregoing and for purposes of clarification, the term “Event of Sale” shall not include any transaction involving the Corporation and Radius Health, Inc., a Delaware corporation.

6.   Voting.

(a)           Subject to any separate voting rights provided for herein or otherwise required by law, the holders of Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock.  In any such vote, each share of Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of Preferred Stock is then convertible, rounded up to the nearest one-tenth of a share, but not including any shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock.

(b)           In addition to the rights specified in Section 6(a):

(i)         for so long as any shares of Series A-1 Stock are outstanding, the holders of a majority of the shares of Series A-1 Stock outstanding, voting as a separate class, shall have the right to elect two (2) members of the Board of Directors of the Corporation; and

(ii)        Oxford Bioscience Partners IV L.P. (including for this purpose, members of the Oxford/Saints Group (as defined in the Stockholders’ Agreement), HealthCare Ventures or Wellcome Trust (collectively, the “G3 Holders”) voting as a separate class shall have the right to elect one (1) member of the Board of Directors of the Corporation by majority vote of the shares of Series A-1 Stock held by them; provided, however, that in order to be eligible to vote or consent with respect to the election of such member of the Board of Directors, a G3 Holder together with members of such G3 Holders’ Group (as defined in the Stockholders’ Agreement) must hold greater than twenty percent (20%) of the shares of Series A-1 Stock purchased under the Series A-1 Stock Purchase Agreement by such G3 Holder and the members of such G3 Holders’ Group; and

(iii)       MPM Capital L.P., voting as a separate class, shall have the right to elect one (1) member of the Board of Directors of the Corporation by majority vote of the shares of Series A-1 Stock held by MPM Capital L.P.; provided that such member of the Board of Directors shall be an individual with particular expertise in the development of pharmaceutical products; and, provided, further, that in order to be eligible to vote or consent with respect to the election of such member of the Board of Directors, MPM Capital L.P. together with members of the MPM Group (as defined in the Stockholders’ Agreement) must hold greater than twenty percent (20%) of the shares of Series A-1 Stock purchased under the Series A-1 Stock Purchase Agreement by MPM Capital L.P. and the members of the MPM Group.

(iv)       The members of the Board of Directors elected by the Series A-1 Stockholders, the G3 Holders and MPM Capital L.P. pursuant to this Section 6(b) are referred to herein as the “Preferred Directors”.

(c)       In any election of Preferred Directors pursuant to Section 6(b), each holder of Preferred Stock eligible to participate in the election of Preferred Directors shall be entitled to one vote for each share of Common Stock (including fractional shares) into which each such share of Preferred Stock held by such holder is then convertible, rounded up to the nearest one-tenth of a share (determined as set forth in the second sentence of Section 6(a) hereof), and no holder of Preferred Stock shall be entitled to cumulate its votes by giving one candidate more than one vote per share.  The voting right of the Series A-1 Stockholders, the G3 Holders and the MPM Holder contained in Section 6(b), may be exercised at a special meeting of the applicable holders of Preferred Stock called as provided in accordance with the by-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such applicable holders of Preferred Stock in lieu of a meeting.  The Preferred Directors elected pursuant to Section 6(b) shall serve from the date of their election and qualification until their successors have been duly elected and qualified.  The number of directors constituting the entire membership of the Board of Directors of the Corporation shall be set by the Board of Directors pursuant to the By-Laws of the Corporation.

(d)       A vacancy in the directorships elected by the Series A-1 Stockholders, the G3 Holders or the MPM Holder pursuant to Section 6(b), may be filled by a vote at a meeting called in accordance with the by-laws of the Corporation or written consent in lieu of such meeting of the applicable holders of Preferred Stock, respectively, or by the remaining directors as provided in the Corporation’s By-Laws.

(e)       The holders of capital stock of the corporation, voting as a single class, shall elect the remaining member or members of the Board of Directors of the Corporation.  In any election of directors pursuant to this Section 6(e), each stockholder shall be entitled to one vote for each share of Common Stock held or, if Preferred Stock, into which each such share of Preferred Stock is then convertible (determined in accordance with Section 6(a) hereof), and no stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share.  The voting right of the stockholders contained in this Section 6(e) may be exercised at a special meeting of the stockholders called as provided in accordance with the by-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of the stockholder in lieu of a meeting.  The director or directors elected pursuant to this Section 6(e) shall serve from the date of their election and qualification until their successors have been duly elected and qualified.

(f)        A vacancy in the directorship or directorships elected by the stockholders pursuant to Section 6(e), may be filled by a vote at a meeting called in accordance with the by-laws of the Corporation or written consent in lieu of such meeting of the stockholders of the Corporation, or by the remaining directors as provided in the Corporation’s By-Laws.

(g)       Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of the Senior Majority acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each Series A-1 Stockholder, Series A-2 Stockholder and Series A-3 Stockholder, to do the following:

(i)            authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock which by its terms is convertible into or exchangeable for any equity security, other than Excluded Stock, which, as to the payment of dividends or distribution of assets, including without limitation distributions to be made upon a Liquidation, is senior to or on a parity with the Series A-1 Stock; or

(ii)           amend, alter or repeal any provision of this Certificate; or

(iii)          permit, approve or agree to any Liquidation, Event of Sale, dissolution or winding up of the Corporation.

The foregoing approval shall be obtained in addition to any approval required by law.

(h)       Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of holders of a majority of the then outstanding shares of Series A-1 Stock, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each holder of such Series A-1 Stock, amend, alter or repeal any provision of this Certificate if such amendment, alteration or repeal would (i) alter or change the rights, preferences or privileges of the Series A-1 Stock in a manner that materially adversely affects the Series A-1 Stock and such amendment does not change or alter the comparable rights, preferences or privileges of any other series of New Preferred Stock in a manner that materially adversely affects such other series of New Preferred Stock or (ii) increases or decreases the authorized number of shares of Series A-1 Stock. The foregoing approval shall be obtained in addition to any approval required by law. For purposes of clarification, the creation, authorization or issuance of any new class or series of capital stock of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A-1 Stock (and any amendment to the certificate of incorporation of the Company for purposes of creating or authorizing such new class or series of capital stock) shall not be deemed or treated as materially adversely affecting the Series A-1 Stock.

(i)        Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of holders of a majority of the then outstanding shares of Series A-2 Stock, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each holder of such Series A-2 Stock, amend, alter or repeal any provision of this Certificate if such amendment, alteration or repeal would (i) alter or change the rights, preferences or privileges of the Series A-2 Stock in a manner that materially adversely affects the Series A-2 Stock and such amendment does not change or alter the comparable rights, preferences or privileges of any other series of Preferred Stock in a manner that materially adversely affects such other series of Preferred Stock or (ii) increases or decreases the authorized number of shares of Series A-2 Stock. The foregoing approval shall be obtained in addition to any approval required by law. For purposes of clarification, the creation, authorization or issuance of any new class or series of capital stock of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A-2 Stock (and any amendment to the certificate of incorporation of the Company for purposes of creating or authorizing such new class or series of capital stock) shall not be deemed or treated as materially adversely affecting the Series A-2 Stock.

(j)        Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of holders of a majority of the then outstanding shares of Series A-3 Stock, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each holder of such Series A-3 Stock, amend, alter or repeal any provision of this Certificate if such amendment, alteration or repeal would (i) alter or change the rights, preferences or privileges of the Series A-3 Stock in a manner that materially adversely affects the Series A-3 Stock and such amendment does not change or alter the comparable rights, preferences or privileges of any other series of Preferred Stock in a manner that materially adversely effects such other series of Preferred Stock or (ii) increases or decreases the authorized number of shares of Series A-3 Stock. The foregoing approval shall be obtained in addition to any approval required by law. For purposes of clarification, the creation, authorization or issuance of any new class or series of capital stock of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A-3 Stock (and any amendment to the certificate of incorporation of the Company for purposes of creating or authorizing such new class or series of capital stock) shall not be deemed or treated as materially adversely affecting the Series A-3 Stock.

(k)       Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of holders of a majority of the then outstanding shares of Series A-4 Stock, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each holder of such Series A-4 Stock, amend, alter or repeal any provision of this Certificate if such amendment, alteration or repeal would (i) alter or change the rights, preferences or privileges of the Series A-4 Stock in a manner that materially adversely affects the Series A-4 Stock and such amendment does not change or alter the comparable rights, preferences or privileges of any other series of Preferred Stock in a manner that materially adversely affects such other series of Preferred Stock or (ii) increases or decreases the authorized number of shares of Series A-4 Stock. The foregoing approval shall be obtained in addition to any approval required by law. For purposes of clarification, the creation, authorization or issuance of any new class or series of capital stock of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A-4 Stock (and any amendment to the certificate of incorporation of the Company for purposes of creating or authorizing such new class or series of capital stock) shall not be deemed or treated as materially adversely affecting the Series A-4 Stock.

(l)        Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of holders of a majority of the then outstanding shares of Series A-5 Stock, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each holder of such Series A-5 Stock, amend, alter or repeal any provision of this Certificate if such amendment, alteration or repeal would (i) alter or change the rights, preferences or privileges of the Series A-5 Stock in a manner that materially adversely affects the Series A-5 Stock and such amendment does not change or alter the comparable rights, preferences or privileges of any other series of Preferred Stock in a manner that materially adversely affects such other series of Preferred Stock or (ii) increases or decreases the authorized number of shares of Series A-5 Stock. The foregoing approval shall be obtained in addition to any approval required by law. For purposes of clarification, the creation, authorization or issuance of any new class or series of capital stock of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A-5 Stock (and any amendment to the certificate of incorporation of the Company for purposes of creating or authorizing such new class or series of capital stock) shall not be deemed or treated as materially adversely affecting the Series A-5 Stock.

(m)      Except as otherwise expressed, implied or contemplated in this Certificate, the Series A-1 Purchase Agreement or the Merger Agreement, the Corporation shall not, directly or indirectly, through a merger, consolidation, reorganization or otherwise, without the affirmative approval of holders of a majority of the then outstanding shares of Series A-6 Stock, acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice in the manner provided in the by-laws of the Corporation shall have been given to each holder of such Series A-6 Stock, amend, alter or repeal any provision of this Certificate if such amendment, alteration or repeal would (i) alter or change the rights, preferences or privileges of the Series A-6 Stock in a manner that materially adversely affects the Series A-6 Stock and such amendment does not change or alter the comparable rights, preferences or privileges of any other series of Preferred Stock in a manner that materially adversely affects such other series of Preferred Stock or (ii) increases or decreases the authorized number of shares of Series A-6 Stock. The foregoing approval shall be obtained in addition to any approval required by law. For purposes of clarification, the creation, authorization or issuance of any new class or series of capital stock of the Corporation having rights, preferences or privileges senior to or on a parity with the Series A-6 Stock (and any amendment to the certificate of incorporation of the Company for purposes of creating or authorizing such new class or series of capital stock) shall not be deemed or treated as materially adversely affecting the Series A-6 Stock.

(n)       The Corporation shall obtain the consent of the Board of Directors before it may authorize or issue any additional shares of capital stock of the Corporation or any of its subsidiaries.

7.     Conversion.

(a)       Any Preferred Stockholder shall have the right, at any time or from time to time, to convert any or all of its shares of Preferred Stock into that number of fully paid and nonassessable shares of Common Stock for each share of Preferred Stock so converted equal to the quotient of the Series A-1 Original Purchase Price, Series A-2 Original Purchase Price, Series A-3 Original Purchase Price, Series A-4 Original Purchase Price, Series A-6 Original Purchase Price or Series A-6 Original Purchase Price, as applicable, for such share divided by the Series A-1 Conversion Price, the Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series A-5 Conversion Price or the Series A-6 Conversion Price (each as defined in Section 7(e)(i) hereof), as applicable, for such share of Preferred Stock, as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section 7(d) hereof.

(b)       (i) Any Preferred Stockholder who exercises the right to convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 7 shall be entitled to payment of all accrued dividends, whether or not declared and all declared but unpaid dividends payable with respect to such Preferred Stock pursuant to Section 3 herein, up to and including the Conversion Date (as defined in Section 7(b)(iii) hereof).

(ii)           Any Preferred Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section 7 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “New Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it) or an affidavit of loss as to the same.

(iii)          Each New Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued.  Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(iv)          As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, (A) a Common Certificate for the number of full shares of Common Stock to which such holder is entitled and (B) a check or cash in respect of any fractional interest in shares of Common

Stock to which such holder is entitled, as provided in Section 7(d) hereof, payable with respect to the shares so converted up to and including the Conversion Date.

(v)           The person in whose name the Common Certificate or Certificates are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Series A-1 Conversion Price, the Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, the Series A-5 Conversion Price or the Series A-6 Conversion Price, as applicable, upon which the conversion shall be executed shall be that in effect on the Conversion Date.

(vi)          Upon conversion of only a portion of the number of shares covered by a New Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such New Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the New Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such Preferred Stock.

(c)       If a Preferred Stockholder shall surrender more than one share of the same class of Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(d)       No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. The Corporation shall instead pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section 7(e)(vi) hereof.

(e)       For all purposes of this Certificate of Designations, the initial conversion price of the Series A-1 Stock shall be $8.142, the initial conversion price of the Series A-2 Stock shall be $8.142,  the initial conversion price of the Series A-3 Stock shall be $8.142, the initial conversion price of the Series A-4 Stock shall be $8.142, the initial conversion price of the Series A-5 Stock shall be $8.142, and the initial conversion price of the Series A-6 Stock shall be $8.142, in each case subject to adjustment from time to time as follows (the conversion price of any or each of the Series A-1 Stock, the Series A-2 Stock, the Series A-3 Stock, the Series A-4 Stock, the Series A-5 Stock and the Series A-6 Stock is sometimes referred to generically in this Section 7 as the “Conversion Price”):

(i)            Subject to Section 7(e)(ii) and 7(e)(x) below, if the Corporation shall, at any time or from time to time after the Series A-1 Original Issuance Date, issue or sell any shares of Common Stock (which term, for purposes of this Section 7(e)(i), including all subsections thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Preferred Stock) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as defined in Section 7(e)(ii)

below), for a consideration per share less than the Series A-1 Conversion Price in effect immediately prior to the issuance of such Common Stock or other securities (a “Dilutive Issuance”), then (X) the Conversion Price of the Series A-1 Stock (the “Series A-1 Conversion Price”) in effect immediately prior to each such Dilutive Issuance shall automatically be reduced to a price equal to the product obtained by multiplying such Series A-1 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, but excluding shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the additional stock so issued would purchase at such Series A-1 Conversion Price as in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, but excluding shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock) plus the number of shares of additional stock so issued, (Y) the Conversion Price for the Series A-2 Stock (the “Series A-2 Conversion Price”) in effect immediately prior to each such Dilutive Issuance shall automatically be reduced to a price equal to the product obtained by multiplying such Series A-2 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, but excluding shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the additional stock so issued would purchase at such Series A-2 Conversion Price as in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, but excluding shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock) plus the number of shares of additional stock so issued, and (Z) the Conversion Price for the Series A-3 Stock (the “Series A-3 Conversion Price”) in effect immediately prior to each such Dilutive Issuance shall automatically be reduced to a price equal to the product obtained by multiplying such Series A-3 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, but excluding shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the additional stock so issued would purchase at such Series A-3 Conversion Price as in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, but excluding shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock) plus the number of shares of additional stock so issued.  For purposes of this Section 7(e)(i), the number of shares of Common Stock deemed issuable upon conversion of such outstanding shares of Existing Preferred Stock shall be determined without giving effect to any adjustments to the applicable Conversion Price resulting from the Dilutive Issuance that is the subject of this calculation. For purposes of Part B of this Certificate, the term “Series A-4 Conversion Price” shall mean the Conversion Price of the Series A-4 Stock, the term “Series A-5 Conversion Price” shall mean the Conversion Price of the Series A-5 Stock and the term “Series A-6 Conversion Price” shall mean the Conversion Price of the Series A-6 Stock. For the purposes of any adjustment of the Conversion Price pursuant to this Section 7(e)(i), the following provisions shall be applicable.

a.             In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, plus the value of any property other than cash received by the Corporation, determined as provided in Section 7(e)(i)(b) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section 7(e)(i)(c) hereof.

b.             In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined in Section 7(e)(viii) hereof) of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section 7(e)(i)(a) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section 7(e)(i)(c) hereof.

c.             In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of such Common Stock (or the aggregate stated value if such Common Stock has no par value).

d.             In the case of the issuance of options or other rights to purchase or subscribe for Common Stock or the issuance of securities by their terms convertible into or exchangeable or exercisable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable or exercisable securities:

i.              the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 7(e)(i)(a), (b) and (c) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections 7(e)(i)(a), (b) and (c) hereof);

ii.             the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 7(e)(i)(a), (b) and (c) hereof);

iii.            if there is any change (whether automatic pursuant to the terms contained therein or as a result of the amendment of such terms) in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the original antidilution provisions thereof in place at the time of issuance of such security), then the applicable Conversion Price shall automatically be readjusted in proportion to such change (notwithstanding the foregoing, no adjustment pursuant to this clause shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any Dilutive Issuances between the original adjustment date and such readjustment date);

iv.            upon the expiration of any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities (or in the event that the change that precipitated an adjustment pursuant to Section 7(e)(i)(d)(iii) hereof is reversed or terminated, or expires), then the applicable Conversion Price shall be automatically readjusted to the applicable Conversion Price that would have been obtained had such options, rights or convertible or exchangeable securities not been issued; and

v.             if the terms of any option or convertible security (excluding options or convertible securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are Excluded Stock), the issuance of which was not a Dilutive Issuance, are revised after the Series A-1 Original Issuance Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such option or convertible security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such option or convertible security, as so amended, and the shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(ii)           “Excluded Stock” shall mean:

a.             Common Stock issued upon conversion of any shares of Preferred Stock, including any shares of Common Stock issuable upon conversion of any dividends accrued on such Preferred Stock;

b.             Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under the Corporation’s 2003 Long-Term Incentive Plan, as amended, or other equity incentive plan or other agreements that have been approved in form and in substance by the Senior Majority, calculated in accordance with Section 6(a) (including, in such calculation, any outstanding restricted stock awards held by such holders), and which, as a condition precedent to the issuance of such shares, provide for the vesting of such shares and subject such shares to restrictions on transfer and rights of first offer in favor of the Corporation, and restricted stock grants to directors, employees or consultants as approved by the Board of Directors of the Corporation; provided, however, that the maximum number of shares of Common Stock heretofore or hereafter issuable pursuant to the Corporation’s 2003 Long-Term Incentive Plan, as amended, and all such agreements, plans and arrangements shall not exceed 2,015,666 shares of Common Stock;

c.             Common Stock issued as a stock dividend or distribution on the Preferred Stock payable in shares of Common Stock, or capital stock of any other class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock;

d.             Common Stock or other securities issued or issuable to banks, lenders or landlords, provided that each such issuance is approved by the Board of Directors , including, but not limited to, warrants to acquire Common Stock held by Silicon Valley Bank (or its affiliates, successors and assignees), warrants to purchase Preferred Stock issued or to be issued to GE Healthcare Financial Services, Inc. (“GEHFS”) and Oxford Finance Corporation (“OFC”) pursuant to a proposed debt financing approved by the Board of Directors (the “GE Financing”), shares of Preferred Stock issued or issuable to GE in connection with the GE Financing or upon exercise by GEHFS or OFC of warrants issued in the GE Financing and shares of common stock issuable upon conversion of any such shares of Preferred Stock issued to GEHFS or OFC pursuant to the GE Financing;

e.             Common Stock or other securities issued or issuable to third parties in connection with strategic partnerships or alliances, corporate partnerships, joint ventures or other licensing transactions, provided that each such transaction and related issuance is approved by the Board of Directors, , including, but not limited to, (A) any shares of Preferred Stock or Common Stock issued or issuable to Ipsen Pharma SAS (“Ipsen”), pursuant to the terms of that certain License Agreement, as amended and may be amended with the approval of the Board of Directors of the Corporation and in effect from time to time, by and between the Corporation and Ipsen as payment for milestones in lieu of cash payments and (B) hares of Series A-5 Stock issued or issuable pursuant to that certain Stock Issuance Agreement as of March 29, 2011 by and between the Corporation and Nordic Bioscience and the letter agreement as of March 29, 2011 by and between the Corporation and Nordic Bioscience, pursuant to which the Corporation will issue shares of the Corporation’s

Series A-5 Convertible Preferred Stock, $0.01 par value per share and the issuance of Series A-6 Stock issued or to be issued as dividends on such Series A-5 Stock, and shares of Common Stock issuable upon conversion of any such shares of Series A-5 Stock and Series A-6 Stock;

f.              Common Stock or other securities issued or issuable pursuant to the acquisition by the Corporation of any other corporation, partnership, joint venture, trust or other entity by any merger, stock acquisition, reorganization, or purchase of substantially all assets or otherwise in which the Corporation or its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired entity or the resulting entity after such transaction, in each case so long as approved by the Board of Directors;

g.             Common Stock or other securities, the issuance of which is approved by the Senior Majority, with such approval expressly waiving the application of the anti-dilution provisions of this Section 7 as a result of such issuance;

h.             Preferred Stock or Common Stock issued or issuable pursuant to any warrant outstanding as of the date hereof or any warrant and any shares of Preferred Stock or common stock, or common stock issued upon exercise of any Preferred Stock, issued in connection with the Qualified Financing, including, but not limited to a warrant for shares of Series A-1 Preferred Stock issued or issuable to Leerink Swan, any shares of Preferred Stock or Common Stock upon exercise thereof and any Common Stock issuable upon conversion of such Preferred Stock issued upon exercise thereof; and

i.              All shares of Preferred Stock and Common Stock issued in connection with the Qualified Financing as provided in this Certificate and the Series A-1 Purchase Agreement, and all shares of Common Stock issued or issuable upon conversion of any such shares of Preferred Stock.

(iii)          If the number of shares of Common Stock outstanding at any time after the Series A-1 Original Issuance Date (as defined in Section 8) is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the applicable Conversion Price shall be appropriately decreased in the form of a Proportional Adjustment (as defined in Section 8) so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(iv)          If the number of shares of Common Stock outstanding at any time after the Series A-1 Original Issuance Date is decreased by a combination of the outstanding shares of Common Stock (other than pursuant to the Reverse Split), then, following the record date for such combination, the applicable Conversion Price shall be appropriately increased in the form of a Proportional Adjustment so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v)           Except as otherwise contemplated in the Series A-1 Purchase Agreement, if at any time after the Series A-1 Original Issuance Date, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities, cash, or other property in an amount equal to the amount of such securities, cash, or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi)          Subject to the provisions of Section 4(i) above, in the event, at any time after the Series A-1 Original Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than pursuant to the Reverse Split, other than as contemplated under this Certificate and the Series A-1 Purchase Agreement and other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than pursuant to the Merger Agreement and other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Corporation) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation in their entirety to any other person (any such transaction, an “Extraordinary Transaction”), then the Corporation shall provide appropriate adjustment in the form of a Proportional Adjustment to the applicable Conversion Price with respect to each share of Preferred Stock outstanding after the effectiveness of such Extraordinary Transaction such that each share of Preferred Stock outstanding immediately prior to the effectiveness of the Extraordinary Transaction shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of such share of Preferred Stock would have been entitled to receive upon such Extraordinary Transaction. The provisions of this Section 7(e)(vi) shall similarly apply to successive Extraordinary Transactions.

(vii)         All calculations under this Section 7(e) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.

(viii)        For the purpose of any computation pursuant to Section 7(d), Section 3(a) hereof or this Section 7(e), the “Current Market Price” at any date of one share of Common

Stock shall be defined as the average of the daily closing prices for the 20 consecutive Business Days ending on the fifth (5th) Business Day before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 20 Business Day period), determined as follows:

a.             If the Common Stock is listed or admitted for trading on a national securities exchange, then the closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

b.             If the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price shall be equal to the last reported bid and asked prices on such day as reported by the NASD OTCBB or the National Quotation Bureau, Inc., or any similar reputable quotation and reporting service if such quotation is not reported by the NASD OTCBB or the National Quotation Bureau, Inc.

c.             If the Common Stock is not traded in such manner that the quotations referred to in this Section 7(e)(viii) are available for the period required hereunder, then the Current Market Price shall be the fair market value of such share, as determined in good faith by a majority of the entire Board of Directors.

(ix)           In any case in which the provisions of this Section 7(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section 7(d) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares and such cash upon the occurrence of the event requiring such adjustment.

(x)            If a state of facts shall occur that, without being specifically controlled by the provisions of this Section 7, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(f)        Whenever the applicable Conversion Price shall be adjusted as provided in Section 7(e) hereof, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of its transfer agent or at such other place as may be designated by the Corporation, a statement, signed by both its President or Chief Executive Officer and its Treasurer or Chief Financial Officer, showing in detail the facts requiring such adjustment and the applicable Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each Preferred Stockholder at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section 7(g) hereof.

(g)       In the event the Corporation shall propose to take any action of the types described in Section 7(e)(i), (iii), (iv) or (v) hereof, or any other Event of Sale, other then the transactions contemplated by the Series A-1 Purchase Agreement and the Merger Agreement, the Corporation shall give notice to each Preferred Stockholder in the manner set forth in Section 7(f) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price with respect to the Preferred Stock, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon each conversion of Preferred Stock. In the case of any action (other than any action contemplated or required by the Series A-1 Purchase Agreement or Merger Agreement) that would require the fixing of a record date, such notice shall be given at least 20 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 30 days prior to the taking of such proposed action.

(h)       The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Preferred Stockholder in respect of which such shares of Preferred Stock are being issued.

(i)        The Corporation shall reserve out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

(j)        All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights, and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

8.     Definitions.  As used in this Certificate of Designations, the following terms shall have the corresponding meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are closed in the city and state where the principal executive office of the Corporation is located.

“Series A-1 Original Issuance Date” shall mean the date of issuance by the Corporation of the first share of Series A-1 Stock to be issued by the Corporation.

“Series A-1 Original Purchase Price” shall mean, with respect to the Series A-1 Stock, $81.42 per share, subject, for all purposes other than Section 7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Series A-2 Original Purchase Price” shall mean, with respect to the Series A-2 Stock, $81.42 per share, subject, for all purposes other than Section 7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Series A-3 Original Purchase Price” shall mean, with respect to the Series A-3 Stock, $81.42 per share, subject, for all purposes other than Section 7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Series A-4 Original Purchase Price” shall mean, with respect to the Series A-4 Stock, $81.42 per share, subject, for all purposes other than Section 7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Series A-5 Original Purchase Price” shall mean, with respect to the Series A-5 Stock, $81.42 per share, subject, for all purposes other than Section 7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Series A-6 Original Purchase Price” shall mean, with respect to the Series A-6 Stock, $81.42 per share, subject, for all purposes other than Section 7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Proportional Adjustment” shall mean an adjustment made to the price of the Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination reclassification or other similar change with respect to such security, such that the price of one share of the Preferred Stock before the occurrence of any such change shall equal the aggregate price of the share (or shares or fractional share) of such security (or any other security) received by the holder of the Preferred Stock with respect thereto upon the effectiveness of such change.

“Qualified Financing” shall mean the transaction involving the issuance of shares of Series A-1 Stock pursuant to the terms of the Series A-1 Purchase Agreement.

“Series A-1 Purchase Agreement” shall mean that certain Series A-1 Convertible Preferred Stock Purchase Agreement dated as of April 25, 2011 by and among the Radius Health, Inc., a Delaware corporation and the “Investors” party thereto.

9.     Forced Conversion and Forfeiture Upon Failure to Perform Future Funding Obligations Pursuant to the Series A-1 Purchase Agreement.

(a)       Trigger Event.  In the event that an Investor (as defined in the Series A-1 Purchase Agreement) does not timely and completely fulfill his, her or its Future Funding Obligations (as defined in the Series A-1 Purchase Agreement) in the Qualified Financing pursuant to the terms of the Series A-1 Purchase Agreement, then (i) all shares of Preferred Stock then held by such Investor shall automatically, and without any further action on the part of such Investor, be converted into shares of Common Stock at a rate of 1 share of Common Stock for every 10 shares of Preferred Stock to be so converted and (ii) the Corporation shall have the right to repurchase and each such holders shall be required to sell all shares of Common Stock issued upon conversion (either pursuant to the foregoing clause (i) or otherwise) of all of the Additional A-1 Preferred Stock (as defined in the Series A-1 Purchase Agreement), all Series A-2 Stock, all Series A-3 Stock and all Series A-4 Stock issued to such Stockholder pursuant to the Automatic Reclassification (as defined in the Series A-1 Purchase Agreement) (the “Repurchased Shares”) for a per share purchase price equal to the par value of such Repurchased Shares and all such Repurchased Shares shall thereafter be cancelled by the Corporation and no longer be issued and outstanding shares of capital stock of the Corporation in accordance with Section 4(e) of the Series A-1 Purchase Agreement and Section 9(b) below. The conversion and repurchase of shares of the Corporation set forth in this Section 9(a) is referred to as a “Subsequent Closing Adjustment.”

(b)       Procedural Requirements.  Upon a Subsequent Closing Adjustment, each holder of shares of Preferred Stock converted pursuant to Section 9(a) shall be sent written notice of such Subsequent Closing Adjustment and the place designated for mandatory conversion of all such shares of Preferred Stock and the repurchase of all Repurchased Shares.  Upon receipt of such notice, each holder of such shares of Preferred Stock and Repurchased Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion or repurchase shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock so converted or such Repurchased Shares to be repurchased, including the rights, if any, to receive notices and vote (other than as a holder of shares of Common Stock that are not Repurchased Shares), will terminate at the time of the failure to fulfill the obligations of any Closing (as defined in the Series A-1 Purchase Agreement) (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 9(b).  As soon as practicable after the the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted that is not included among the Repurchased Shares, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 7(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock, together with all Repurchased Shares repurchased pursuant to Section 9(a)(ii) and/or (iii) shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock and Common Stock accordingly.

10.       Special Mandatory Conversion.

(a)       Trigger Events.  Each share of Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Common Stock at the then-effective applicable Conversion Price in the event that (i) the Senior Majority shall have elected to convert all shares of Preferred Stock or (2) the Common Stock of the Corporation becomes listed for trading on a national securities exchange. Each of the conversions set forth in this Section 10(a) is referred to as a “Special Mandatory Conversion.”  All accrued but unpaid dividends on shares Preferred Stock shall be paid, in cash or additional shares at the discretion of the Board of Directors, in connection with any Special Mandatory Conversion.

(b)       Procedural Requirements.  Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 10(a) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all shares of Preferred Stock.  Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 10(b).  As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 7(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted, and a new certificate for the number of shares, if any, of Preferred Stock represented by such surrendered certificate and not converted pursuant to Section 10(a).  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(c)       Duration of Section. This Section 10 and the rights and obligations of the parties hereunder shall automatically terminate on the consummation of a Liquidation or an Event of Sale.

3.             The undersigned further certifies that the authorized number of shares of Preferred Stock is Ten Million (10,000,000) and that the authorized number of shares of the Series A-1 Stock, none of which has been issued, is One Million (1,000,000), that the authorized number of shares of the Series A-2 Stock, none of which has been issued, is Nine Hundred Eighty-three Thousand Two Hundred Thirteen (983,213), that the authorized number of shares of the Series A-3 Stock, none of which has been issued, is One Hundred Forty-two Thousand Two Hundred Thirty (142,230), that the authorized number of shares of the Series A-4 Stock, none of which has been issued, is Four Thousand (4,000), that the authorized number of shares of the Series A-5 Stock, none of which has been issued, is Seven Thousand (7,000), and that the authorized number of shares of the Series A-6 Stock, none of which has been issued, is Eight Hundred Thousand (800,000).

4.             The resolution set forth above has been duly adopted by all necessary action on the part of the Corporation.

[signature page follows]

IN WITNESS WHEREOF, MPM ACQUISITION CORP. has caused this Certificate to be executed by C. Richard Edmund Lyttle, its President and Chief Executive Officer, this 17th day of May, 2011.

MPM ACQUISITION CORP.

By:	/s/ C. Richard Edmund Lyttle
Name:	C. Richard Edmund Lyttle
Title:	President and Chief Executive Officer